                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            NTN COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                            NTN COMMUNICATIONS, INC.
                               5966 La Place Court
                           Carlsbad, California 92008


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 28, 1998



         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of NTN Communications, Inc. will be held at the offices of NTN Communications, Inc., 5966 La Place Court, Carlsbad, California, at 10:00 A.M. local time, on August 28, 1998, for the following purposes, as more fully described in the attached Proxy Statement:


         1. To elect two directors to hold office until the 2001 annual meeting of stockholders; and

         2. To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on July 17, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.

         You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope. The prompt return of your proxy will help to save expenses involved in further communication. Your proxy can be revoked as described in the Proxy Statement and will not affect your right to vote in person should you decide to attend the Annual Meeting.

                                    By Order of the Board of Directors



                                    F. Kevin Loughran
                                    Secretary

Carlsbad, California
August 4, 1998

                            NTN COMMUNICATIONS, INC.
                               5966 La Place Court
                           Carlsbad, California 92008

                                  -------------

                                 PROXY STATEMENT

                    ANNUAL MEETING TO BE HELD AUGUST 28, 1998

                                  -------------

                             SOLICITATION AND VOTING

GENERAL

         The accompanying proxy is solicited by the Board of Directors (sometimes hereinafter referred to as the "Board") of NTN Communications, Inc. ("NTN") for use at the annual meeting of stockholders to be held at the offices of NTN Communications, Inc., 5966 La Place Court, Carlsbad, California, at 10:00 A.M., local time, on August 28, 1998, and at any adjournment or postponement thereof (the "Annual Meeting"). The accompanying proxy names V. Tyrone Lam and
F. Kevin Loughran as proxies for purposes of the Annual Meeting. This Proxy Statement, together with the accompanying proxy, is first being mailed to stockholders on or about August 4, 1998.

         All shares of common stock of NTN represented by a properly completed proxy received in time for the Annual Meeting will be voted by the proxy holders as directed in the proxy. If no direction is given in the proxy, it will be voted "FOR" the election as directors of the nominees named in this Proxy Statement. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

REVOCABILITY OF PROXIES

         A proxy may be revoked at any time before it has been exercised by giving written notice of revocation to the Secretary of NTN, by executing and delivering to the Secretary a proxy dated as of a later date than the accompanying proxy, or by attending the Annual Meeting and voting in person. If, however, your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. Attendance at the Annual Meeting, by itself, will not serve to revoke a proxy.

VOTING SECURITIES

         NTN has one class of voting stock outstanding, designated common stock, $.005 par value ("Common Stock"). Each share of Common Stock is entitled to one vote for each director to be elected at the Annual Meeting. Only holders of record of Common Stock at the close of business on July 17, 1998 are entitled to notice of and to vote at the Annual Meeting. There were 27,475,762 shares of Common Stock outstanding as of the record date. The presence, in person or by proxy, at the Annual Meeting of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate the affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted for purposes of determining the presence of a quorum and will have the same effect as negative votes. Broker non-votes also will count towards establishing a quorum, but will not count for purposes of determining whether a matter has been approved.

                                       1.

SOLICITATION

         The cost of soliciting proxies will be borne by NTN. This Proxy Statement and the accompanying materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians and other nominees to beneficial owners of shares of Common Stock. NTN may reimburse such parties for their expenses in forwarding solicitation materials to beneficial owners. Directors, officers or regular employees of NTN may follow up the mailing to stockholders by telephone, telegram or personal solicitations, but no special or additional compensation will be paid to directors, officers or employees for doing so.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Stockholder proposals intended to be included in NTN's proxy materials for the 1999 annual meeting of stockholders of NTN must be received by March 26, 1999. Such proposals should be addressed to the Secretary of NTN.

         With respect to any stockholder proposals to be presented at the 1999 annual meeting which are not included in the 1999 proxy materials, management proxies for the 1999 meeting will be entitled to exercise their discretionary authority to vote on such proposals notwithstanding that they are not discussed in the proxy materials unless the proponent notifies NTN of such proposal by not later than June 7, 1999.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2001

          The Bylaws of NTN provide that the Board of Directors is to consist of not less than five nor more than thirteen directors, with the exact number of directors within such range to be specified by the Board. Prior to June 1998, there were six authorized directors. In June 1998, Edward C. Frazier resigned as a director. The Board of Directors currently consists of five members.

          The Bylaws of NTN provide that the Board is to be classified into three classes, as nearly equal in number as possible, with each class having a three-year term. Vacancies on the Board (including vacancies created by an increase in the authorized number of directors) may be filled by the Board. A director appointed by the Board to fill a vacancy would serve for the remainder of the full term of the directors of the class in which the vacancy occurs and until his or her successor is elected and qualified.

          Two directors are subject to election at the Annual Meeting. The Board of Directors has selected the following nominees for election as directors of the class of directors to be elected at the Annual Meeting. If elected, the following nominees will hold office until the annual meeting of stockholders in 2001 and until their respective successors are duly elected and qualified.

          ROBERT M. BENNETT, age 71, has been a director since August 1996. From 1991 to the present, Mr. Bennett has been the President of Trans Atlantic Entertainment, a film distribution company. Since 1989, Mr. Bennett has been the President of Bennett Productions, Inc., an entertainment company.

          ESTHER L. RODRIGUEZ, age 56, was appointed was a director of NTN in September 1997. She retired as a Vice President of Next Level Systems, Inc. (formerly General Instrument), a leading telecommunications company, in November 1996 after having served in various executive capacities since she joined General Instrument in 1987. For the two years prior to her retirement, Ms. Rodriguez served as head of worldwide business development and sale teams for private commercial business and




                                       2.

educational network systems. Following her retirement, she founded and has served as Chief Executive Officer of Rodriguez Consulting Group, a management consulting firm. Ms. Rodriguez has over 25 years' experience in general management, business development and marketing, including 17 years' experience in worldwide telecommunications.

          The nominees have indicated a willingness to serve as directors. If either of them should decline or be unable to act as a director, however, the proxy holders will vote for the election of another person as the Board of Directors recommends.

          Nominees receiving the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED. PROXIES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED IF NO DIRECTION IS GIVEN IN THE PROXIES.



                                       3.

          The following biographical information is furnished with respect to the other current directors of NTN:

DIRECTORS WHOSE TERM EXPIRES IN 1999

          STANLEY B. KINSEY, age 44, was appointed as a director of NTN in November 1997. Since 1995, Mr. Kinsey has been engaged in private investment activities and in 1996 founded K5 Media to implement certain technology products in the sports industry. Mr. Kinsey was the Chief Executive Officer and co-founder of IWERKS Entertainment, a leading high-technology entertainment company, from 1985 to 1995. Prior to 1985, Mr. Kinsey was the Senior Vice President of Operations and New Technologies for the Walt Disney Studios.

          DONALD C. KLOSTERMAN, age 68, has been a director of NTN (or its predecessor) since 1985. He served as the President of Pacific Casino Management, Inglewood, California from June 1994 to November 1995. Mr. Klosterman served as Chairman of the Board from 1985 until April 1994. From 1990 until March 1994, he also has acted as a consultant to NTN. Mr. Klosterman is a director of Aldila Shaft Manufacturer, a manufacturer or golfing equipment.

DIRECTOR WHOSE TERM EXPIRES IN 2000

          GERALD SOKOL, JR., age 35, has been a director of NTN since April 1997 and has served as Chief Financial Officer since July 1996, President since February 1997, Chief Executive Officer since October 1997 and Chairman of the Board since February 1998. From November 1996 to September 1997, he served as Chief Operating Officer as well. Prior to joining NTN in July 1996, Mr. Sokol served as Vice President of Finance and Treasurer of TeleCommunications, Inc. He had been with TeleCommunications, Inc. since 1987.

MEETINGS AND ORGANIZATION

          The business affairs of NTN are managed by and under the direction of the Board of Directors. During the fiscal year ended December 31, 1997 the Board met on seventeen occasions.

          The Board has standing Audit and Compensation Committees. The primary functions of the Audit Committee are to periodically review NTN's accounting and financial reporting and control policies and procedures, to recommend to the Board the firm of certified public accountants to be retained as NTN's independent auditors, and to review NTN policies and procedures relating to business conduct and conflicts of interest. The Audit Committee is currently composed of three non-employee directors; Messrs. Kinsey and Klosterman and Ms. Rodriguez. The Audit Committee met once in 1997.

          The primary functions of the Compensation Committee are to review and advise the Board on salaries, bonuses and awards of stock options to NTN's officers and other executive compensation matters. The Compensation Committee also is currently composed of Messrs. Kinsey and Klosterman and Ms. Rodriguez. The Compensation Committee met once in 1997.

          During 1997, each director attended at least 75% of the meetings of the Board and of each Committee of the Board on which he or she served.



                                     4.

BOARD NOMINATIONS

          The Board has no standing Nominating Committee. The Board in its entirety acts upon matters that would otherwise be the responsibility of such a committee. The Board will consider as prospective nominees for election as directors persons recommended by NTN's stockholders. Any such recommendations should be in writing and should be mailed or delivered to NTN, marked for the attention of the Secretary of NTN, on or before the date for timely submission of stockholder proposals. See "Stockholder Proposals for 1999 Annual Meeting."

                               EXECUTIVE OFFICERS

          The following table lists the names of the executive officers of NTN, along with their respective ages, positions and offices held with NTN:

Name                               Age      Position(s) Held
----                               ---      ----------------
Gerald Sokol, Jr.                   35      Chief Executive Officer, President and Chief
                                            Financial Officer

Geoffrey D. Labat                   38      Chief Operating Officer

V. Tyrone Lam                       36      Vice President and General Manager of NTN Network

F. Kevin Loughran                   49      Vice President, Secretary and General Counsel

          See "Board of Directors" for Mr. Sokol's biography. The following biographical information is furnished with respect to the other executive officers of NTN:

          GEOFFREY D. LABAT has served as Chief Operating Officer since September 5, 1997. Prior to joining NTN as Chief Technology Officer in May 1997, from July 1995 to May 1997, Mr. Labat served as Regional Director, Engineering/Operations of GST Telecommunications, a public competitive local exchange telecommunications of GST Telecommunications, public competitive local exchange telecommunications carrier, deploying fiber optic communication networks in the southwest United States. From December 1992 to June 1995, Mr. Labat was Director of Telecommunications for Autotote Corporation, a provider of wagering systems, wagering facility management, lottery systems and satellite television broadcast services. Mr. Labat is a 19-year veteran of the telecommunications/broadcast television industry, experienced in the design, implementation, and management of telecommunications/broadcast networks worldwide.

          V. TYRONE LAM has served as Vice President and General Manager of the NTN Network since September 1997. Prior to this he served as Associate Vice President of Marketing from February 1997. Mr. Lam joined NTN in December 1994 in a marketing position. From April 1992 to December 1994, Mr. Lam managed the interactive television sports and games development for the EON Corporation and has held other sales and marketing positions in the computer software industry.

          F. KEVIN LOUGHRAN joined NTN in October 1997. Prior to joining NTN, he was engaged in the private practice of law, specializing in banking and commercial law since January 1993. Prior to this, Mr. Loughran served as Executive Vice President and General Counsel of Mercantile National Bank from 1990 to 1993 and as Senior Vice President and Assistant General Counsel of Security Pacific National Bank from 1988 to 1990.

                                       5.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following Summary Compensation Table shows the compensation paid or accrued as of each of the last three fiscal years to all individuals who served as the Chief Executive Officer of NTN during 1997 and to the two other most highly compensated executive officers of NTN who were serving as executive officers at the end of fiscal year 1997 whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                   Long-Term
                                                                                                 Compensation
                                                        Annual Compensation                         Awards
                                       -------------------------------------------------------   -------------
                                                                                                  Securities
                                                                                 Other Annual     Underlying
Name and Principal Position            Year        Salary(1)          Bonus      Compensation       Options
---------------------------            ----        ---------      ------------   -------------   -------------
Gerald Sokol, Jr.(2)............       1997         $240,662      $  335,500(3)    $  4,749(4)      600,000
  Chief Executive Officer,             1996           87,423            --           14,480(5)      875,000
  President and Chief Financial        1995            --               --
  Officer
Patrick J. Downs(6).............       1997            --               --         $345,963(7)          --
  Chief Executive Officer              1996          192,885            --          930,879(8)      200,000
                                       1995          192,044            --              --          200,000
Daniel F. Purner(9).............       1997          104,085(10)        --            4,749(11)     175,000
  Vice President                       1996           79,073            --            4,319          85,000
  Business Development                 1995           82,400            --            3,978          12,500
V. Tyrone Lam...................       1997          105,367(10)        --            4,575(11)     165,000
  Vice President and General           1996           75,177            --            4,319          45,000
  Manager NTN Network                  1995           53,846            --            3,255           5,000

-----------------

(1) Includes amounts, if any, deferred under the Company's 401(k) Plan and Deferred Compensation Plan.

(2)   Mr. Sokol joined NTN in July 1996.

(3) Includes a $150,000 home loan made to Mr. Sokol in August 1996, which in accordance with its terms was forgiven in March 1997, and bonuses aggregating $185,500.

(4) Represents group insurance premiums. Does not include directors' fees of $12,000 payable to Mr. Sokol for 1997. See "Director Compensation."

(5) Represents moving expenses paid or reimbursed by NTN in connection with Mr. Sokol's joining NTN.

(6) In March 1997, Mr. Downs resigned as Chairman of the Board and Chief Executive Officer of NTN.

(7) In March 1997, NTN entered into a Resignation and General Release Agreement (the "Resignation Agreement") with Mr. Downs for the purpose of settling his prior employment agreements and other contracts and arrangements with NTN. See "Termination of Employment and Change in Control Arrangement." Pursuant to the Resignation Agreement, Mr. Downs agreed to enter into a Consulting Agreement with NTN, in consideration of which NTN agreed to honor certain provisions of Mr. Downs' prior employment agreement which called for NTN's payment of his annual salary for the remaining term of such employment agreement. The amount shown represents those payments, along with certain payments for accrued vacation, deferred compensation and insurance premiums called for in the Resignation Agreement.

(8) Mr. downs was indebted to NTN for prior loans extended to him by NTN in the amount shown in the table. In accordance with the original terms of the loan, pursuant to the Resignation Agreement described in Note 8 above, NTN agreed to cancel such indebtedness as of December 31, 1996, along with the accrued interest.

                                       6.

(9) Mr. Purner has announced his resignation from NTN, effective as of the end of July 1998.

(10) Mr. Purner and Mr. Lam were employees of NTN in previous years but were not executive officers until 1997.

(11)  Represents group medical insurance premiums.



STOCK OPTION GRANTS

          The following table contains information concerning grants of stock options during fiscal 1997 with respect to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               Potential Realizable
                                                                                                 Value at Assumed
                                                                                                  Annual Rates of
                                                                                                    Stock Price
                                                                                                    Appreciation
                                         Individual Grants                                       For Option Term(1)
        ------------------------------------------------------------------------------------- -------------------------
                                                           % of Total
                                      Number of Shares   Options Granted
                                         Underlying       to Employees   Exercise  Expiration
                     Name              Options Granted   In Fiscal Year   Price       Date          5%           10%
        ----------------------------- -----------------  --------------  --------   --------    ----------   ----------
        Gerald Sokol, Jr.............      600,000(2)       25.2%(2)      $2.81(2)   3/11/07    $1,060,316   $2,687,050

        Daniel F. Purner.............       75,000(3)        3.2%          3.25     11/04/06       153,293      388,475

                                           100,000(3)        4.2%          2.00     11/03/07       125,779      318,748

        V. Tyrone Lam................       65,000(3)        2.7%          3.25     11/04/06       132,854      336,678

                                           100,000(3)        4.2%          2.00     11/03/07       125,779      318,748

        Patrick J. Downs.............       --               --            --          --          --           --


(1) The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent management's estimate or projection of future value of the Common Stock.

(2) Represents an option granted under NTN's 1995 Option Plan which was immediately exercisable upon grant as to 300,000 of the shares shown. The original exercise price of the option of [$4.50] per share was reduced in May 1997 to the exercise price shown in the table.

(3) Represents options granted under NTN's 1995 Option Plan which become exercisable in three equal installments on each of the first, second and third anniversaries of the dates of grant.


                                       7.

STOCK OPTION EXERCISES AND OPTION VALUES

          The following table contains information concerning stock options exercised during 1997 and stock options which were unexercised at the end of fiscal 1997 with respect to the Named Executive Officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                              Number of Securities
                                                                   Underlying            Value of Unexercised
                                                             Unexercised Options At      In-the-Money Options
                                                                 Fiscal Year-End        at Fiscal Year-End (1)
                             Shares Acquired      Value    -------------------------   --------------------------
          Name                 On Exercise      Realized   Exercisable Unexercisable   Exercisable  Unexercisable
          ----              ----------------  -----------  ----------- -------------   -----------  -------------
Gerald Sokol, Jr........                  --           --    1,052,500       422,500        *(2)         *(2)
Daniel F. Purner........               3,000       $5,070       50,333       238,167        *            *
V. Tyrone Lam...........                  --           --       17,000       198,000        *            *
Patrick J. Downs........                  --           --      750,000            --     $146,875        *

----------------

(1) Represents the amount by which the aggregate market price on December 31, 1997 of the shares of NTN's Common Stock subject to such options exceeded the respective exercise prices of such options. An asterisk denotes that the respective exercise prices of the options shown exceeded the market price of the underlying shares of Common Stock at December 31, 1997.

(2)   Based on the exercise price of the options as amended in May 1997.


OPTION REPRICINGS

          In May 1997, the Board amended all of the stock options previously granted to Mr. Sokol to reduce the exercise price of such options to $2.81 per share, the then current fair market value of the Common Stock. The option repricings were approved by the Board in light of the precipitous decline in the market value of the Common Stock that had occurred since the options were originally granted. The Board believed that the drop was due to conditions and factors beyond the control or responsibility of Mr. Sokol, and the result of the drop in the market price was that the options were no longer affording a significant incentive to him to deal with these preexisting factors and conditions. The Board intends to consider additional repricings as appropriate to afford NTN's executive officers and other employees incentives to continue to work to improve the performance of NTN.

                           TEN YEAR OPTION REPRICINGS

                                                                                                           Length of
                                             Number of                          Exercise                   Original
                                            Securities     Market Price         Price at                  Option Term
                                            Underlying      of Stock at          Time of                 Remaining at
                                              Options         Time of           Repricing        New        Date of
                                            Repriced or    Repricing or            or         Exercise   Repricing or
           Name                 Date        Amended (#)    Amendment ($)      Amendment         Price      Amendment
---------------------------  -----------  -------------  ----------------   --------------   ---------  ------------
Gerald Sokol, Jr...........   05/14/97       221,260           $2.81             $5.00         $2.81       9.25 years
  Chief Executive Officer,
  President and Chief
  Financial Officer
                              05/14/97       400,000            2.81              5.00          2.81       9.25 years
                              05/14/97        78,740            2.81              5.08          2.81       9.25 years
                              05/14/97       175,000            2.81              3.50          2.81       9.5  years
                              05/14/97       600,000            2.81              4.00          2.81       9.8  years

                                       8.

DIRECTOR COMPENSATION

          Directors currently receive compensation of $2,000 per month for their services as directors. On December 17, 1997, the Board elected to pay the 1997 and 1998 fees in shares of treasury stock, which was valued for this purpose at $1.125 the market value of the Common Stock as of December 16, 1997. Each director who served in 1997 is to be issued 16,000 shares of stock, except Mr. Sokol, who will receive 10,667 shares for serving a partial year. For 1998, each current director will receive 21,333 shares of Common Stock, with the understanding that should they fail to serve the entire year, they would repay to NTN, in cash or shares of Common Stock valued for the purpose of its then market value, the unearned portion of their fees. Directors are also eligible for the grant of options or warrants to purchase Common Stock from time to time for services in their capacity as directors.

          Upon joining the Board in August 1996, Mr. Bennett was granted options to purchase 100,000 shares each at an exercise price of $5.00 per share. These options became vested as to one-third of the shares covered thereby on the first anniversary of grant date and will become vested and exercisable as to the balance of the covered shares in two equal installments on the second and third anniversaries of the grant date, subject to Mr. Bennett remaining as a director. The options were amended in May 1997 to reduce their exercise prices to $2.81 per share and to provide for immediate vesting in the event of a "Change of Control Event" as defined.

          Upon joining the Board in September 1997, Ms. Rodriguez was granted options to purchase 100,000 shares of Common Stock at an exercise price of $2.4375 per share. Ms. Rodriguez's options will become vested and exercisable in three equal installments on the first, second and third anniversaries of the grant date, subject to Ms. Rodriguez remaining as a director. The options provide for immediate vesting in full in the event of a "Change of Control Event" as defined.

          Upon joining the Board in November 1997, Mr. Kinsey was granted options to purchase 100,000 shares of Common Stock at an exercise price of $1.875 per share. Mr. Kinsey's options will become vested and exercisable in three equal installments on the first, second and third anniversaries of the grant date, subject to Mr. Kinsey remaining as a director. The options provide for immediate vesting in full in the event of a "Change of Control Event" as defined.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

          In July 1998, NTN entered into a written Employment Agreement with Gerald Sokol, Jr. under which Mr. Sokol will serve as President and Chief Executive Officer of the Company for a period of two years ending July 21, 2000. Under the Employment Agreement, Mr. Sokol is to receive an annual salary of $262,500, which will increase in proportion to any increase in the consumer price index during the second year of the term of employment. Mr. Sokol also is entitled to an annual bonus based on NTN's "Operating Cash Flow" (as defined) for calendar year 1998 as follows: 2.5% of the first $5,000,000 of Operating Cash Flow; 1.5% of any Operating Cash Flow in excess of $5,000,000 and up to $10,000,000; and 1% of any Operating Cash Flow in excess of $10,000,000. Pursuant to a similar clause in his previous Employment Agreement, Mr. Sokol received a bonus of $100,500 in 1997. Any bonus for any period subsequent to 1998 will be at the discretion of the Board of Directors.

          NTN also has agreed pursuant to the Employment Agreement to provide Mr. Sokol and his dependents certain medical insurance and to purchase $1,000,000 of life insurance ($2,000,000 in the event of accidental death or dismemberment) on Mr. Sokol payable to his beneficiaries.

          Mr. Sokol's Employment Agreement may be terminated by NTN in the event of his disability, in which event Mr. Sokol or his representatives will be entitled to be paid severance in an amount equal to 75% of his compensation (including the annual bonus calculated as described above) for the remainder of the term of the Employment Agreement. The Employment Agreement also may be terminated by NTN in the event of Mr. Sokol's personal dishonesty, willful misconduct or breach of


                                       9.

fiduciary duty, or if he breaches the Employment Agreement and fails to cure the breach within 30 days. In the event NTN terminates the Employment Agreement without cause, attempts to reassume Mr. Sokol's duties or to change his duties without cause, Mr. Sokol will be entitled to a liquidated amount equal to his entire compensation under the Employment Agreement for the remainder of its term.

          Mr. Sokol may terminate the Employment Agreement on sixty days' notice to NTN and, in such event, will be entitled to receive severance in an amount equal to one year's salary. Either Mr. Sokol or NTN may terminate the Employment Agreement at any time following a "Change of Control Event" as defined. In the event Mr. Sokol or NTN terminates Mr. Sokol's employment following a Change of Control Event, he will be entitled to receive severance in an amount equal to one year's salary.

          In connection with his agreeing to join NTN as its Chief Financial Officer, in August 1996 Mr. Sokol was granted various options to purchase an aggregate of up to 700,000 shares of Common Stock. In February 1997, Mr. Sokol was granted an option to purchase 175,000 shares of Common Stock at an exercise price of $3.50 per share. In March 1997, Mr. Sokol was granted additional options to purchase 600,000 shares of Common Stock at an exercise price of $4.00 per share. All of these options were amended in May 1997 to reduce the respective exercise prices of the options to $2.81 per share.

BOARD COMPENSATION REPORT

          Executive Compensation Policy

          During 1997, as it has in prior years, the Board of Directors as a whole acted on matters of executive compensation and makes the following report:

          NTN's executive compensation policy is intended to foster job satisfaction and encourage continuous service by NTN's executive officers by providing reasonable short-term cash compensation and long-term stock-based incentives. NTN's policies apply equally to its Chief Executive Officer and other executives.
A summary of NTN's executive compensation policy is described below:

          o In connection with the reorganization of its management in early 1997, NTN discontinued its prior profit-sharing program, which provided for NTN's establishment of an annual profit-sharing pool based on the achievement of certain specified pre-tax income levels to be allocated among NTN's executive officers and other employees. NTN consistently failed to achieve the specified income levels and, thus, the Plan was not affording real incentives to executive officers or other employees. In March 1998, NTN established a cash bonus plan for calendar year 1998 applicable to all employees, including executive officers (the "Employee Bonus Plan"). Cash bonuses are payable under the 1998 Employee Bonus Plan on a quarterly basis to the extent NTN achieves on or more of its planned revenue, expense and cash flow projections, respectively, on a monthly basis in a given quarter. The total amount awardable under the 1998 Employee Bonus Plan for each month is $12,500; however, should NTN exceed $600,000 of cash flow per month for two consecutive months during 1998, the total amount payable under the 1998 Employee Bonus Plan for the second of such months will be increased to $32,500.

          o NTN has established a 401(k) Plan. NTN may, in the Board's discretion, make annual contributions to the 401(k) Plan, subject to applicable limitations, but it has never made any such contributions and the Board anticipates that it will not do so until NTN achieves consistent, profitable operations.

          o Short-term cash compensation to executives for 1997 consisted primarily of salaries, subject to any written employment agreement between NTN and any executive.

                                      10.

          o In May 1997, NTN entered into a written Employment Agreement with Mr. Sokol as President and Chief Operating Officer, the terms of which are described elsewhere in this Proxy Statement. Mr. Sokol has since relinquished his duties as Chief Operating Officer and become NTN's Chief Executive Officer. The terms of Mr. Sokol's employment, which provides for an annual salary and an annual cash bonus based on the results of operations of NTN, as well as the grant of certain stock options also described elsewhere in this Report, were determined by arm's-length negotiations between NTN and Mr. Sokol. Among the criteria the Board considered in approving the terms of Mr. Sokol's Employment Agreement were the compensation then being paid to NTN's other executive officers, Mr. Sokol's prior compensation as Treasurer of Tele-Communications, Inc., and the scope of Mr. Sokol's responsibilities at NTN.

          o Equity compensation, in the form of stock options and stock purchase warrants, constitute the principal element of long-term compensation for NTN's executive officers. The grant of stock options and warrants increases management's potential equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. Accordingly, commensurate with Mr. Sokol's appointment as President of NTN in March 1997, the Board granted him options to purchase 600,000 shares of Common Stock at an original exercise price of $4.00 per share. Attaching vesting requirements to stock options and warrants also creates an incentive for executive officers to remain with NTN for the long term. In appropriate circumstances, the Board also will consider repricing previously granted stock options if necessary so that the options continue to afford realistic incentives to executives.

          In May 1997, the Board amended all of the stock options previously granted to Mr. Sokol to reduce the exercise price of such options to $2.81 per share, the then current fair market value of the Common Stock. The option repricings were approved by the Board in light of the precipitous decline in the market value of the Common Stock that had occurred since the options were originally granted. The Board believed that the drop was due to conditions and factors beyond the control or responsibility of Mr. Sokol, and the result of the drop in the market price was that the options were no longer affording a significant incentive to him to deal with these preexisting factors and conditions. The Board intends to consider additional repricings as appropriate to afford NTN's executive officers and other employees incentives to continue to work to improve the performance of NTN.

          o Compensation to NTN's executive officers is subject to a $1,000,000 compensation deduction cap pursuant to Section 162(m) of the Internal Revenue Code, as amended. In 1997, no executive officer received aggregate compensation of $1,000,000 or more. However, the Board is aware that the grant of stock options and stock purchase warrants to the executive officers may subject NTN to the deduction cap in subsequent years. With respect to incentive stock options, the Board does not anticipate NTN taking a deduction in the absence of a disqualifying disposition by an executive officer. With respect to nonqualified options and warrants, the Board is aware that any deduction that NTN may have at the time of exercise will be subject to the $1,000,000 cap. The Board does not anticipate that the compensation deduction cap will significantly affect its executive compensation policies.

          Chief Executive Officer Compensation

          As indicated above, subject to any written employment agreement, the factors and criteria upon which the compensation of NTN's Chief Executive Officer is based are identical to the criteria used in evaluating the compensation packages of the other executive officers of the Company.

          Stanley B. Kinsey      Donald C. Klosterman     Esther L. Rodriguez
          Gerald Sokol, Jr.      Robert M. Bennett

                                      11.

          Notwithstanding anything to the contrary set forth in any of NTN's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement in whole or in part, the foregoing Board Compensation Report and the following Performance Graph shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

          The following graph sets forth a comparison of cumulative total returns for NTN, the American Stock Exchange Index, and an NTN-constructed Industry Index for 1997 ("Industry Index"). The Industry Index consists of all companies (i) that are listed in the same industry group as NTN in the Media General Industry Group Stock Index, and (ii) whose securities have been registered under Section 12 of the Exchange Act during the period covered by the performance graph.


Measurement Period            NTN                   Industry         Broad
(Fiscal Year Covered)         Communications, Inc.  Index            Market
1992                          100                   100              100
1993                          202.53                140.07           118.81
1994                          121.52                101.55           104.95
1995                           91.14                117.24           135.28
1996                           77.22                 95.31           142.74
1997                           20.25                159.62           171.76


The companies listed in the Industry Index are as follows:


*@ Entertainment Inc.
Adelphia Communication A
Advanced Radio Telecom
American Telecasting Inc.
Ascent Entertain Gr Inc.
Cablevision Systems Cl A
CAI Wireless Systems Inc.
Cellularvision USA Inc.
Century Communications
Comcast Corp. Cl A
Comcast Special Stock
Comcast UK Cable Prt Ltd
Cox Communications Inc.
Digitale Telekabl Ag Adr
General Cable PLC ADR
Heartland Wireless Comm
Internat Fibercom Inc.
Jones Intercable Inc.
Jones Intercable Inc. A
Lodgenet Entertainment
Matav-Cable Sys Media


Multicanal Participacoes
National Wireless Hldgs
Network Event Theater
Network North Inc
NTL Inc.
On Command Corporation
Peoples Choice TV Corp.
TCA Cable TV Inc.
TCA Satellite Ent Inc. A
TCA Satellite Ent Inc. B
Tel-Com Wireless Cable
Tele-Comm Ser A TCI GP
Tele-Comm Ser B TCI GP
TeleWest Comm. PLC ADR
TV Filme Inc.
United Internat Hldg CLA
United Video Satl Grp A
Wireless One Inc.


                                      12.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          All compensation determinations for 1997 for NTN's executives were made by the Board of Directors of NTN as a whole upon the advice of the Compensation Committee of the Board. The Compensation Committee consisted of Messrs. Frazier and Bennett until November, 1997 when they were replaced by Messrs. Kinsey and Klosterman and Ms. Rodriguez. None of the directors or executive officers of NTN has served on the Board of Directors or the compensation committee of any other company or entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of July 1, 1998 the number and percentage ownership of Common Stock by (i) all persons known to NTN to own beneficially more than 5% of the outstanding shares of Common Stock based upon reports filed by each such person with the Securities and Exchange Commission ("Commission"),
(ii) each director of NTN, (iii) each of the Named Executive Officers, and (iv) all of the executive officers and directors of NTN as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares of Common Stock shown. An asterisk denotes beneficial ownership of less than 1%.

                                                     Number of Shares            Percent of
                      Name                          Beneficially Owned        Common Stock(1)
                      ----                          ------------------        ---------------
Gerald Sokol, Jr.(2).........................            1,114,500                   4%
Edward C. Frazier(3).........................              682,833                    2.5%
Robert M. Bennett(4).........................              140,666                    *
Donald C. Klosterman(5)......................              795,082                    2.9%
Esther L. Rodriguez(6).......................               22,333                     *
Stanley B. Kinsey............................               21,333                     *
V. Tyrone Lam(7).............................               17,000                     *
Patrick J. Downs(8)..........................              276,419                      1%
All executive officers and directors of
 NTN as a group (9 persons)(9)...............            3,168,477                   11.5%

---------------

(1) Included as outstanding for purposes of this calculation are 27,475,762 shares of Common Stock (the amount outstanding as of July 1, 1998) plus, in the case of each particular holder, the shares of Common Stock subject to currently exercisable options, warrants, or other instruments exercisable for or convertible into shares of Common Stock (including such instruments exercisable within 60 days after July 1, 1998) held by that person, which instruments are specified by footnote. Shares issuable as part or upon exercise of outstanding options, warrants, or other instruments other than as described in the preceding sentence are not deemed to be outstanding for purposes of this calculation.

(2) Includes 1,052,500 shares subject to currently exercisable options held by Mr. Sokol.

(3) Includes 500,000 shares subject to currently exercisable warrants and 137,500 shares subject to currently exercisable options held by Mr. Frazier.

(4) Includes 33,333 shares subject to currently exercisable options held by Mr. Bennett.

(5) Includes 200,000 shares subject to currently exercisable warrants and 150,000 shares subject to currently exercisable options held by Mr. Klosterman.

                                      13.

(6) Includes 1,000 shares owned by the Rodriguez Family Trust, of which Ms. Rodriguez is a co-trustee with members of her immediate family. As co-trustee, Ms. Rodriguez shares voting and investment power with respect to the shares.

(7) Includes 17,000 shares subject to currently exercisable options held by Mr. Lam.

(8) Includes 138,600 shares to be issued pursuant to the Stock Exchange Agreement dated March 19, 1998, and excludes 750,000 options and warrants to be exchanged pursuant to the Stock Exchange Agreement.

(9) Includes 649,666 shares subject to currently exercisable warrants and 1,464,000 shares subject to currently exercisable options held by executive officers and directors, including those described in notes
          (2) through (8) above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In March 1997, Patrick J. Downs, Daniel C. Downs, Ronald E. Hogan, and Gerald P. McLaughlin resigned or were terminated. Pursuant to Resignation and General Release Agreements between NTN and each resigning officer, and in accordance with the terms of certain notes payable by each former officer to NTN, NTN cancelled the obligations of Patrick J. Downs, Daniel C. Downs, Gerald
P. McLaughlin and Ronald E. Hogan under such notes effective December 31, 1996. The principal and accrued interest of the cancelled notes totaled $953,710, $657,265, $514,715 and $463,526, respectively. See "Executive Compensation - Employment Agreements and Termination of Employment and Change in Control Arrangements."

ADVANCE TO MR. SOKOL

          In March 1997, as a consequence of the reorganization of NTN's management, an advance of $150,000 provided to Mr. Sokol in 1996 was forgiven. The advance, originally provided in August 1996, in connection with his agreeing to join NTN was for use in purchasing a residence in California. The advance was to be forgiven over four years as a bonus or upon the occurrence of a change of control of NTN. Such a change of control occurred in March 1997.

CONSULTING ARRANGEMENTS

          In December 1996, NTN retained Frazier/King Media Holding Co. ("Frazier/King"), a media consulting firm of which Edward C. Frazier is a principal and a 50% owner, to provide consulting services to NTN relating to the development of a local advertising sales program. Under the terms of the one-year engagement, NTN paid Frazier/King $100,000 plus reimbursement of expenses incurred by Frazier/King of approximately $35,000. In March 1997, NTN entered into a separate Consulting Agreement with Mr. Frazier, under which he agreed to spend on average seven days a month consulting with management of NTN regarding NTN's operations and serving as a consultant to NTN's President and as a member of NTN's Executive Advisory Board, which had just been created by NTN's Board of Directors. The Executive Advisory Board was subsequently disbanded. The Consulting Agreement was to expire in March 1999, unless sooner terminated. In consideration for his services under the foregoing Consulting Agreement, Mr. Frazier was granted a five-year, nonqualified stock option to purchase 250,000 shares of Common Stock at an exercise price of $4.50 per share, which was to vest in 24 monthly installments of approximately 10,416 shares each, subject to Mr. Frazier remaining as a consultant, and was to become exercisable on and after February 28, 1999. NTN also agreed to reimburse Mr. Frazier for certain expenses relating to his consulting services. In May 1997, Mr. Frazier's option was amended to reduce the exercise price to $2.81 and to provide that it would become immediately exercisable in full in the event of a "Change of Control" (as defined) of NTN. In January 1998, the Board of Directors cancelled the Consulting Agreement and reduced the compensation to 104,167 options, which vested 100% at March 31, 1998. In connection with the option granted to Mr. Frazier under the Consulting Agreement, NTN recorded a charge pursuant to SFAS No. 123 of $224,000 in 1997. An additional charge of $58,000 will be recorded in 1998.

                                      14.

          In April 1997, NTN entered into another Consulting Agreement with Frazier/King, under which Frazier/King was engaged to review and consult with management of NTN regarding NTN's strategic business plan, current operations and future development and to devise and structure an appropriate plan to secure future financing for NTN. The Consulting Agreement was terminable by NTN any time upon ten days notice to Frazier/King in the event the Board of Directors as a whole determined in good faith that Frazier/King had failed materially to perform, or had breached its duties, under the Consulting Agreement.

          For Frazier/King's services under the foregoing Consulting Agreement, NTN granted Frazier/King a warrant to purchase 1,000,000 shares of Common Stock at an exercise price of $2.81, the approximate market value of the Common Stock on the date of the Consulting Agreement, and agreed to reimburse Frazier/King for expenses (other than normal operating expenses) incurred by it in performing its consulting services. Frazier/King's warrant was immediately vested and exercisable as to 200,000 shares of Common Stock covered thereby and was to become vested and exercisable as to the balance of 800,000 covered shares in quarterly installments of 100,000 shares each as of the 15th day of each July, October, January and April commencing July 15, 1997 and ending April 15, 1999, provided that the Board of Directors of NTN has determined that Frazier/King was performing satisfactorily under the Consulting Agreement. In January, 1998, the Board and Frazier/King agreed to terminate this Consulting Agreement and the number of warrants granted was reduced to 500,000, which were immediately vested. In connection with the warrant granted to Frazier/King, NTN recorded a charge pursuant to SFAS No. 123 of $1,401,000, in 1997.

INDEMNITY AGREEMENTS

          NTN has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that NTN will indemnify these individuals under certain circumstances against certain liabilities and expenses they may incur in their capacities as directors of NTN. NTN believes that the use of such indemnity agreements is customary among corporations and that the terms of the indemnity agreements are reasonable and fair to NTN, and are in its best interests to retain experienced directors.

RECENT SALE OF LEARNSTAR

          In January 1998, the Board of Directors concluded that the interests of NTN's shareholders are best served by concentrating NTN's resources and efforts on its two core businesses, the NTN Network and Online/Internet services. Accordingly, the Board resolved either to sell or cease the operations of its two subsidiaries, LearnStar, Inc.
("LearnStar") and IWN, Inc.

          In March 1998, NTN entered into a letter of intent ("LOI") to sell a majority interest in LearnStar to NewStar Learning Systems ("NewStar"), a company in which Sally A. Zoll, President of LearnStar, and Joe King, a principal of Frazier/King Media Holding Co., are shareholders.

          The closing of the transaction with NewStar occurred on June 16, 1998. At closing, Newstar acquired 82.5% of the outstanding LearnStar common stock for a cash payment of $1,860,000. NTN retains a 17.5% equity interest in LearnStar. Upon the closing of the sale Edward C. Frazier resigned from the Board of Directors of NTN in order to avoid any perception of a conflict of interest between his ongoing business relationship with Mr. King and NTN's continued minority ownership interest in LearnStar.


                                      15.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under the federal securities laws, NTN's directors and officers and any persons holding more than 10% of NTN's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established, and NTN is required to report in this Proxy Statement any failure to file by these dates. During 1997, all of these filing requirements were satisfied by its directors, officers and 10% stockholders, except as follows: Messrs. Labat, Lam, Purner and Loughran did not file appropriate documents in timely fashion upon becoming executive officers of NTN during 1997 but each officer is currently in compliance with beneficial ownership reporting requirements.

          In making the foregoing statements, NTN has relied upon a review of Forms 3 and 4 and amendments thereto furnished to NTN pursuant to Rule 16a-3 under the Exchange Act to date and the written representations of its incumbent directors and officers.


                             INDEPENDENT ACCOUNTANTS

          The Board of Directors has appointed KPMG Peat Marwick LLP independent accountants of NTN for the fiscal year ending December 31, 1998.

          KPMG Peat Marwick LLP is a nationally recognized firm of independent accountants and has audited NTN's financial statements for the fiscal years ended December 31, 1989 through December 31, 1997. A KPMG Peat Marwick LLP representative will be present at the Annual Meeting and will be available to make a statement, if he or she desires to do so, and to respond to appropriate questions.


                                  OTHER MATTERS

          Accompanying this Proxy Statement is a letter to stockholders from Mr. Sokol, NTN's President and Chief Executive Officer, together with selected information derived from NTN's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. These accompanying materials constitute NTN's Annual Report to Stockholders.

          NTN WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS BEING SENT A COMPLETE COPY OF NTN'S FORM 10-K (OTHER THAN EXHIBITS) FOR FISCAL 1997. WRITTEN REQUESTS FOR THE FORM 10-K SHOULD BE DIRECTED TO MS. JUDY PIERCEY, DIRECTOR OF MARKETING COMMUNICATIONS, AT NTN'S OFFICES. TELEPHONE REQUESTS MAY BE DIRECTED TO MS.
PIERCEY AT (760) 438-7400.

          Management of NTN does not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with their best judgment.

                                By Order of the Board of Directors



                                F. Kevin Loughran
                                Secretary

Carlsbad, California
August 4, 1998

                                      16.

                            NTN COMMUNICATIONS, INC.
                               5966 LA PLACE CT.
                                   SUITE 100
                           CARLSBAD, CALIFORNIA 92008
          ------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
          ------------------------------------------------------------

     The undersigned hereby appoints V. Tyrone Lam and F. Kevin Loughran, and each or either of them, as proxy holders with power to appoint his substitute, and hereby authorizes the proxy holders to represent and vote, as designated on the reverse side, all shares of Common Stock of NTN Communications, Inc. (the "Company") held of record by the undersigned on July 17, 1998, at the annual meeting of stockholders to be held on August 28, 1998 or any adjournment thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                            NTN COMMUNICATIONS, INC.

                                AUGUST 28, 1998



              o PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED o


------------------------------------------------------------------------------------------------------------------------------------
A      PLEASE MARK YOUR
       VOTES AS INDICATED
   [X] IN THIS EXAMPLE.


                        FOR               WITHHOLD
                 all nominees listed      AUTHORITY
                (except as indicated   to vote for all
                  to the contrary)     nominees listed

1. ELECTION OF                                    NOMINEES:  Robert M. Bennett
   DIRECTORS.           [ ]                 [ ]              Esther L. Rodriguez

INSTRUCTIONS: To withhold authority to
vote for any nominee, draw a line through such nominee's name.

--------------------------------------------

SIGNATURE(S)                                 DATE                SIGNATURE(S)                            DATE
            -------------------------------       ------------               -------------------------        -------------

NOTE:  Please sign exactly as name appears hereon. When shares are by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized partner.